Exhibit 3.219

STATE OF RHODE ISLAND AND PROVIDENCE PLANTATIONS

Office of the Secretary of State

Corporations Division

148 W. River Street

Providence, Rhode Island 02904-2615 4P8’ 2 5 2006

LIMITED LIABILITY COMPANY

ARTICLES OF ORGANIZATION

Filed: 4/25/06

Pursuant to the provisions of Chapter 7-16 of the General Laws of Rhode Island, 1956. as amended, the following Articles of Organization are adopted for the limited liability company to be organized hereby:

1. The name of the limited liability company is:

Burlington Coat Factory of Rhode Island, LLC

2. The address of the limited liability company’s resident agent In Rhode Island Is:

222 Jefferson Boulevard, Suite 200

Warwick, RI 02888

and the name of the resident agent at such address is Corporation Service Company

3. Under the terms of these Articles of Organization and any written operating agreement made or intended to be made, the limited liability company is intended to be treated for purposes of federal income taxation as: disregarded as an entity separate from its member

4. The address of the principal office of the limited liability company if it is determined at the time of organization:

1830 Route 130, Burlington, New Jersey 08016

5. The limited liability company has the purpose of engaging in any lawful business. and shall have perpetual existence until dissolved or terminated in accordance with Chapter 7-16, unless a more limited purpose or duration Is set forth in paragraph 6 of these Articles of Organization.

7. Management of the Limited Liability Company:

A The limited liability company is lo be managed by its members.

Under penalty of perjury, I declare and affirm that I have examined these Articles of Organization. including any accompanying attachments. and that all statements contained herein are true and correct.

/s/ Cindy Rashed Reilly
Signature of Authorized Person

Date: March 9, 2006

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